EXHIBIT 4.3

HANA BIOSCIENCES, INC.

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”) is entered into on December 1, 2004 to be effective as of February 9, 2004 (the “Grant Date”), between Hana Biosciences, Inc., a Delaware Company (the “Company”), and __________________ (“Holder”).

SECTION 1. Grant of Option. The Company hereby grants to Holder, as of the Grant Date, a Stock Option (the “Option”) to purchase an aggregate of _________________ shares (the “Option Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), at an exercise price of one dollar and one cent ($1.01) per share (the “Option Price”), subject to adjustment and the other terms and conditions set forth herein.

SECTION 2. Exercise of Option.

(a)  General. Subject to the earlier termination of the Option as provided herein, the Option may be exercised by written notice to the Company at any time and from time to time after the Grant Date. The exercise of this Option and the issuance of Option Shares upon such exercise shall be subject to compliance by the Company and Holder with all applicable requirements of law. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Option shall be exercised by the delivery to the Company prior to the Expiration Date (as defined below) of (A) a written notice of intent to purchase a specific number of Option Shares subject to the option in accordance with the terms hereof and (B) payment in full of the aggregate Option Price of such specific number of Option Shares to be received. Payment of the Option Price shall be made by cash, check, or wire transfer;

(b)  Expiration of Option. This Option shall not be exercisable after the tenth (10th) anniversary of the Grant Date (the “Expiration Date”). Notwithstanding the foregoing, in the event of Holder’s death (if the Holder is a natural person), the Option shall automatically expire, if not exercised beforehand, on the earlier of the ninetieth (90th) day following the date of such death or the Expiration Date.

SECTION 3. Exercise of Option and Conditions to Exercise. This Option may not be exercised by Holder unless the following conditions are met:

(a) Notice. This Option shall be exercised by delivering written notice in the form attached hereto as Exhibit I to the Company at its principal office addressed to the attention of its Secretary. Such notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and shall be signed by Holder. This Option may not be exercised for a fraction of a share of Common Stock;

(b) Securities Requirements. Legal counsel for the Company must be satisfied at the time of exercise that the issuance of Option Shares upon exercise will be in compliance with the Securities Act of 1933, as amended (the “1933 Act”) and applicable United States federal, state, local and foreign laws; and

(c) Payment of Exercise Price. Holder must pay at the time of exercise the full purchase price for the shares of Common Stock being acquired hereunder as described in Section 2(a) in cash or its equivalent.

SECTION 4. Transferability.

(a) General. This Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Holder, except, in the case that Holder is a natural person, by will or the laws of descent and distribution (in which case, the transferee shall succeed to the rights and obligations of Holder hereunder) and is exercisable during Holder’s lifetime only by Holder or his or her guardian or legal representative. If Holder or anyone claiming under or through Holder attempts to violate this Section 4, such attempted violation shall be null and void and without effect, and the Company’s obligation hereunder shall terminate.

(b) Lock-up. Holder hereby agrees to be subject to a lock-up period of 180 days or such longer period of time as may be requested by a managing underwriter in connection with and following any public offering, which may be imposed by the Company or the managing underwriter(s) of such offering; provided, that in the event of the death of Holder, any heirs of Holder shall not be bound by such lock-up. In addition, during such lock-up period Holder will not directly or indirectly, through related parties or otherwise, purchase, trade, offer, pledge, sell, contract to sell or to purchase or sell “short” or “short against the box” (as those terms are generally understood in the securities markets), or otherwise dispose of or acquire, any securities of the Company or options in respect of such securities.

SECTION 5. Anti-dilution Adjustments. The provisions of this Option are subject to adjustment as provided in this Section 5.

(a) Stock Splits, Dividends and Combinations. The Option Price shall be adjusted from time to time such that in case the Company shall hereafter:

(i)	pay any dividends on any class of stock of the Company payable in Common Stock or securities convertible into Common Stock;

(ii)	subdivide its then outstanding shares of Common Stock into a greater number of shares; or

(iii)	combine outstanding shares of Common Stock, by reclassification or otherwise;

then, in any such event, the Option Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (A) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the then existing Option Price, by (B) the total number of shares of Common Stock outstanding immediately after such event (including in each case the maximum number of shares of Common Stock issuable in respect of any securities convertible into Common Stock), and the resulting quotient shall be the adjusted Option Price per share. An adjustment made pursuant to this Subsection shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combina-tion or reclassification. If, as a result of an adjustment made pursuant to this Subsection, the Holder of any Option thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the

Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted Option Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock. All calculations under this Subsection shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be. In the event that at any time as a result of an adjustment made pursuant to this Subsection, the holder of any Option thereafter surrendered for exercise shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the Option Price of such other shares so receivable upon exercise of any Option shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section.

(b) Mechanics of Adjustment for Stock Splits, Dividends and Combinations. Upon each adjustment of the Option Price pursuant to Section 5(a) above, the Holder of each Option shall thereafter (until another such adjustment) be entitled to purchase at the adjusted Option Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Option (as adjusted as a result of all adjustments in the Option Price in effect prior to such adjustment) by the Option Price in effect prior to such adjustment and dividing the product so obtained by the adjusted Option Price.

(c) Consolidations, Mergers and Reorganization Events. In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing Company, or in case of any sale or conveyance to another Company of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another Company (including any exchange effected in connection with a merger of a third Company into the Company), there shall be no adjustment under Subsection (a) of this Section 5; but the Holder of each Option then outstanding shall have the right thereafter to convert such Option into the kind and amount of shares of stock and other securities and property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Option been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of any Holders of the Option, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the exercise of the Option. The provisions of this Subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Option Price or the number of Options covered hereby pursuant to this Section, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Option Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of this Option.

(e) No Further Adjustment for Certain Transactions. Notwithstanding the provisions of this Section 5, Holder understands and acknowledges that the Option Price and the number of Option Shares subject to this Agreement have already been adjusted to reflect all stock splits, stock dividends, combinations, mergers, consolidations and reorganizations that have been effected from the Grant Date through the date of this Agreement.

SECTION 6. Administration. Any action taken or decision made by the Company or its Board of Directors or its delegates arising out of or in connection with the construction, administration, interpretation or effect of this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Holder and all persons claiming under or through Holder. By accepting this grant, Holder and each person claiming under or through Holder shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under by the Company or the Board or its delegates.

SECTION 7. No Rights as Stockholder. Unless and until a certificate or certificates representing shares of Common Stock shall have been issued to Holder (or any person acting under Section 4 above) pursuant to an exercise hereunder, Holder shall not be or have any of the rights or privileges of a stockholder of the Company with respect to shares of Common Stock acquirable upon exercise of the Option.

SECTION 8. Investment Representation. Holder hereby acknowledges that the shares of Common Stock which Holder may acquire by exercising the Option shall be acquired for investment without a view to distribution, within the meaning of the 1933 Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares of Common Stock under the 1933 Act and applicable states securities laws or an applicable exemption from the registration requirements of the 1933 Act and any applicable state securities laws. Holder also agrees that the shares of Common Stock which Holder may acquire by exercising the Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state and that the certificate representing the shares of Common Stock shall contain a legend to such effect.

SECTION 9. Listing and Registration of Common Stock. The Company, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock upon any exercise of this Option until completion of such stock exchange listing, or registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may reasonably in good faith consider appropriate.

SECTION 10. Notices. Any notice hereunder to the Company shall be addressed to the Company at 400 Oyster Point Blvd., Suite 215, South San Francisco, CA, 94080, Attention: Secretary, and any notice hereunder to Holder shall be addressed to Holder at Holder’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given when delivered personally, one day following dispatch if sent by reputable overnight courier, fees prepaid, or three days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

SECTION 11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Holder.

SECTION 12. Governing Law. This Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

Signature page to follow.

IN WITNESS WHEREOF, the Company and Holder have executed this Agreement as of December 1, 2004.

HANA BIOSCIENCES, INC.

_________________________________
Name: Mark Ahn, Ph.D.
Title: President and Chief Executive Officer

Holder has reviewed this Option Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of this Option Agreement. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement.

HOLDER:

By:____________________________
Its:_________________________

EXHIBIT I

NOTICE OF EXERCISE OF STOCK OPTION

Reference is hereby made to the Stock Option Agreement (the “Agreement”) dated December 1, 2004, between [     ] and Hana Biosciences, Inc., a Delaware Company (the “Company”). The undersigned hereby notifies the Company that the undersigned elects to purchase ___________ shares of the Company’s Common Stock (the “Purchased Shares”) at the option exercise price of $[___] per share (the “Exercise Price”) pursuant to that certain option subject to the Agreement (the “Option”).

Concurrently with the delivery of this Exercise Notice to the Secretary of the Company, the undersigned shall pay to the Company the Exercise Price for the Purchased Shares in accordance with the provisions of the undersigned’s agreement with the Company evidencing this Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise to effect the payment of the Exercise Price for the Purchased Shares if the Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934).

Date: ____________________

_________________________________
Holder

Address: ___________________________
___________________________________
___________________________________

Print name in exact manner
it is to appear on the
stock certificate:  ________________________

Address to which certificate
is to be sent, if different
from address above:  ________________________
________________________
________________________

Social Security Number ________________________